Exhibit 99.1

Company Contact:	Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200

Investor Relations:	Chad A. Jacobs, Joe Teklits, Integrated Corporate Relations (203) 682-8200
— Quiksilver, Inc. Reports 2006 Fourth Quarter and Full Year Results —
— Quarterly Net Revenues Increase 22% to $778 million —
— Rossignol Drives Quarterly Net Income Per Share Increase of 89% to $0.51 —
— Fiscal Year Net Revenues Total $2.36 billion —
— Company Reiterates Fiscal 2007 Guidance —
Huntington Beach, California, December 14, 2006—Quiksilver, Inc. (NYSE: ZQK) today announced operating results for the fourth quarter and full year ended October 31, 2006. Consolidated net revenues for the fourth quarter of fiscal 2006 increased 22% to $778.4 million versus $637.4 million in the fourth quarter of fiscal 2005. Consolidated net income for the fourth quarter of fiscal 2006 increased 94% to $65.3 million from $33.6 million the year before. Fourth quarter fully diluted earnings per share increased 89% to $0.51 versus $0.27 for the fourth quarter of fiscal 2005. Consolidated net income for the fourth quarter of fiscal 2006 includes $3.3 million in stock compensation required to be expensed by current accounting standards. No stock compensation expense was recorded in the fourth quarter of fiscal 2005. Earnings per share on a fully diluted basis, excluding stock compensation expense and the related tax effect, was $0.54 for the fourth quarter of fiscal 2006. The $0.03 difference between $0.54 per share, excluding stock compensation expense, and actual earnings per share of $0.51 per share is determined by dividing $3.3 million, which is the tax-effected stock compensation expense, by 128.3 million weighted average common shares outstanding, assuming dilution.
Consolidated net revenues for the full year of fiscal 2006 increased 33% to $2.36 billion from $1.78 billion in fiscal 2005. Consolidated net income for fiscal 2006 includes $14.6 million in stock compensation expense required to be expensed by current accounting standards. No stock compensation expense was recorded in fiscal 2005. Net income for fiscal 2006 decreased 13% to $93.0 million from $107.1 million in fiscal 2005, and diluted net income per share for fiscal 2006 decreased 15% to $0.73 from $0.86 in fiscal 2005. In fiscal 2006, full year earnings per share on a fully diluted basis, excluding stock compensation expense and the related tax effect, were $0.84. The $0.11 difference between $0.84 per share, excluding stock compensation expense, and actual earnings per share of $0.73 is determined by dividing $14.6 million, which is the tax-effected stock compensation expense, by 127.7 million weighted average common shares outstanding, assuming dilution. The Company noted that consolidated fiscal 2005 historical results include the operations of its Rossignol business for three months of the winter season, since it was acquired as of July 31, 2005, the end of the Company’s third quarter, but do not include Rossignol’s business during the summer season prior to the acquisition when Rossignol has historically generated losses. As a result, consolidated operating results for fiscal 2006, which include Rossignol’s business for the full year, are not strictly comparable to fiscal 2005.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “During fiscal 2006, with the Rossignol acquisition now firmly under our belt, we have recreated ourselves as a unified organization and have begun to fulfill our vision as the

Quiksilver, Inc. Fourth Quarter and Full Year 2006 Results
December 14, 2006

world’s leading outdoor sports company. This compelling and expanded strategic position, the power of our portfolio of market leading brands, and the new scale of our business, particularly as it relates to the mountain lifestyle, will enable us to drive strong, long-term rates of sales and income growth.”
Bernard Mariette, President of Quiksilver, Inc., commented, “In every region around the globe and in every brand and business we operate, we have unprecedented growth opportunities. Our Quiksilver, Roxy, DC, and Rossignol businesses are all performing at a high level. Our ongoing focus on strong management, market-leading brands, great product, new market development, balanced distribution, and strategies for profitability enhancement will enable us to demonstrate the power of the operational platform which we have built.”
Net revenues in the Americas increased 14% during the fourth quarter of fiscal 2006 to $330.4 million from $288.9 million in the fourth quarter of fiscal 2005. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 28% during the fourth quarter of fiscal 2006 to $345.8 million from $269.9 million in the fourth quarter of fiscal 2005. As measured in euros, European net revenues increased 23% for those same periods. As measured in U.S. dollars and reported in the financial statements, Asia/Pacific net revenues increased 30% to $100.3 million in the fourth quarter of fiscal 2006 from $77.0 million in the fourth quarter of fiscal 2005. As measured in Australian dollars, Asia/Pacific net revenues increased 31% for those same periods.
Net revenues in the Americas for the full year of fiscal 2006 increased 28% to $1,078.6 million from $843.7 million in fiscal 2005. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 43% during the full year of fiscal 2006 to $1,015.1 million from $712.3 million in fiscal 2005. As measured in euros, European net revenues increased 45% for the year. As measured in U.S. dollars, Asia/Pacific net revenues increased 19% to $263.2 million from $220.9 million in fiscal 2005. As measured in Australian dollars, Asia/Pacific net revenues increased 22% for the year.
Consolidated inventories increased 10% to $425.9 million at October 31, 2006 from $386.4 million at October 31, 2005. Inventories grew 7% in constant dollars. Consolidated trade accounts receivable increased 20% to $721.6 million at October 31, 2006 from $599.5 million at October 31, 2005.
Mr. Mariette continued, “We will continue to execute over the short-term and look to capitalize on strong trends in the youth market and a variety of opportunities in new markets. At the same time, we are very excited to extend the reach and power of our brands for the long term. Most significantly, we are very excited to be launching our new Rossignol apparel range, which will leverage this incredible brand. Our global sourcing initiative, which will enhance the profitability of our company by fully leveraging our scale is also an important project for us in fiscal 2007. Also in the year ahead, we are particularly excited to be celebrating the 100-year anniversary of the Rossignol brand with a variety of events, marketing initiatives and special product ranges.”
Mr. McKnight concluded, “As a global leader with a highly diversified business model, we expect to see growth in every region of the world, across tiers of distribution, within a range of demographic customer groups, with a variety of brands for a wide range of specific outdoor lifestyles. The common thread for all of these initiatives is a passion, which is ingrained in our corporate culture, for the outdoors. We expect this position, a strong, capable operational platform and our dedication to grow our business to enable us to continue to prosper and to deliver excellent returns and significant shareholder value for many years to come.”

Quiksilver, Inc. Fourth Quarter and Full Year 2006 Results
December 14, 2006

About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports and golf equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports and golf brands symbolize a long standing commitment to technical expertise and competitive success on the mountains and on the links.
The reputation of Quiksilver Inc.’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC Shoes and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, Look and Kerma brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC Shoes, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s golf business includes Cleveland Golf, as well as Never Compromise putters and Fidra apparel. Gotcha is the Company’s surf-based European brand addressing street fashion.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and St. Jean de Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s financial forecast and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com,
www.clevelandgolf.com, and www.fidragolf.com.

Quiksilver, Inc. Fourth Quarter and Full Year 2006 Results
December 14, 2006

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended October 31,
In thousands, except per share amounts	2006	2005
Revenues, net	$778,364	$637,405
Cost of goods sold	428,640	350,067

Gross profit	349,724	287,338
Selling, general and administrative expense	241,642	224,956

Operating income	108,082	62,382
Interest expense	14,419	11,402
Foreign currency loss	1,105	107
Minority interest and other expense	360	640

Income before provision for income taxes	92,198	50,233
Provision for income taxes	26,850	16,629

Net income	$65,348	$33,604

Net income per share	$0.53	$0.28

Net income per share, assuming dilution	$0.51	$0.27

Weighted average common shares outstanding	122,566	121,130

Weighted average common shares outstanding, assuming dilution	128,314	126,103

Quiksilver, Inc. Fourth Quarter and Full Year 2006 Results
December 14, 2006

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fiscal Year Ended October 31,
In thousands, except per share amounts	2006	2005
Revenues, net	$2,362,288	$1,780,869
Cost of goods sold	1,280,738	972,345

Gross profit	1,081,550	808,524
Selling, general and administrative expense	897,628	627,342

Operating income	183,922	181,182
Interest expense	50,836	21,950
Foreign currency (gain) loss	489	(106)
Minority interest and other expense	1,255	992

Income before provision for income taxes	131,342	158,346
Provision for income taxes	38,326	51,226

Net income	$93,016	$107,120

Net income per share	$0.76	$0.90

Net income per share, assuming dilution	$0.73	$0.86

Weighted average common shares outstanding	122,074	118,920

Weighted average common shares outstanding, assuming dilution	127,744	124,335

Quiksilver, Inc. Fourth Quarter and Full Year 2006 Results
December 14, 2006

CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)

	October 31,
Amounts in thousands	2006	2005
Cash and cash equivalents	$36,834	$75,598
Trade accounts receivable, net	721,562	599,486
Inventories	425,864	386,396
Lines of credit and long-term debt	1,030,202	911,294

Quiksilver, Inc. Fourth Quarter and Full Year 2006 Results
December 14, 2006

Information related to geographic segments is as follows:

	Three Months Ended October 31,
Amounts in thousands	2006	2005
Revenues, net:
Americas	$330,438	$288,950
Europe	345,834	269,875
Asia/Pacific	100,260	77,015
Corporate operations	1,832	1,565

	$778,364	$637,405

Gross Profit:
Americas	$132,125	$117,444
Europe	173,597	132,530
Asia/Pacific	43,312	37,577
Corporate operations	690	(213)

	$349,724	$287,338

SG&A Expense:
Americas	$91,773	$87,144
Europe	109,674	96,999
Asia/Pacific	26,196	27,471
Corporate operations	13,999	13,342

	$241,642	$224,956

Operating Income:
Americas	$40,352	$30,300
Europe	63,923	35,531
Asia/Pacific	17,116	10,106
Corporate operations	(13,309)	(13,555)

	$108,082	$62,382

Quiksilver, Inc. Fourth Quarter and Full Year 2006 Results
December 14, 2006

Information related to geographic segments (continued):

	Fiscal Year Ended October 31,
Amounts in thousands	2006	2005
Revenues, net:
Americas	$1,078,611	$843,677
Europe	1,015,133	712,310
Asia/Pacific	263,158	220,941
Corporate operations	5,386	3,941

	$2,362,288	$1,780,869

Gross Profit:
Americas	$442,148	$335,356
Europe	518,218	362,172
Asia/Pacific	118,866	109,698
Corporate operations	2,318	1,298

	$1,081,550	$808,524

SG&A Expense:
Americas	$343,288	$250,021
Europe	403,136	258,864
Asia/Pacific	97,072	80,098
Corporate operations	54,132	38,359

	$897,628	$627,342

Operating Income:
Americas	$98,860	$85,335
Europe	115,082	103,308
Asia/Pacific	21,794	29,600
Corporate operations	(51,814)	(37,061)

	$183,922	$181,182